Exhibit 99.1

FOR IMMEDIATE RELEASE

SORL Retains Jefferies As Lead Financial Advisor

- Focus on industry consolidation and international expansion -

Zhejiang China, February 26, 2008 -- SORL Auto Parts, Inc. (NASDAQ: SORL), a leading manufacturer and distributor of commercial vehicle air brake valves as well as other auto parts in China, today announced that it has retained Jefferies & Company, Inc., the principal operating subsidiary of the Jefferies Group (NYSE: JEF), as its lead financial advisor for mergers and acquisitions related to potential consolidation opportunities in the automotive parts industry and further penetration of international markets in the future.

Xiaoping Zhang, SORL Auto Parts’ Chairman and CEO, said, “We are delighted to have Jefferies as our advisor to assist our expansion in the auto parts market and the fast-growing export market. Jefferies has a long history of assisting growing companies like ours’ with their M&A, research, trading and investment banking expertise. With Jefferies’ assistance, we are looking forward to enhancing shareholder value.”

“As the recent snow storm hit a vast area of central and east China, highway transportation became a key asset in such severe weather. As a major safety-related truck component provider in China, we believe that we are very well positioned to capture additional market opportunities,” Mr. Zhang concluded.

For the first nine months of 2007, SORL posted total revenue growth of 37% to US$83.3 million compared with the same period last year, and net income grew 45% to US$8.3 million, with fully diluted EPS of US$0.45. The Company is planning to report the fourth quarter and fiscal year 2007 earning results in the last week of March.

About SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake valves, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 800 different specifications. The Company has three authorized international sales centers in Australia, United Arab Emirates, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit www.sorl.cn

Safe Harbor Statement

Statements made in this press release that are not historical fact are ''forward-looking statements," which are based on current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission (http://www.sec.gov).

For more information, please contact:

Richard Cai SORL Auto Parts, Inc. Tel: +86-577-6581-7720 Email: richardcai@sorl.com.cn	Kevin Theiss The Global Consulting Group Tel: +1-646-284-9409 Email: ktheiss@hfgcg.com